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                                                                   EXHIBIT 8.2

                                     [LETTERHEAD]




                                    July 30, 1998





Kevin De Vito, President
Harrier, Inc.
2200 Pacific Coast Highway, Suite 301
Hermosa Beach, CA 90254



     Re: OPINION LETTER WITH RESPECT TO CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PROPOSED REORGANIZATION



Dear Mr. De Vito:

     You have requested our opinion with respect to certain of the Federal income tax consequences of the proposed reorganization (the "Reorganization") involving Harrier, Inc. ("Harrier"), and COPE AG ("Cope"). Specifically, you have asked us to address the Federal income tax consequences which will be recognized by Harrier and by the current shareholders of Harrier (the "Harrier Shareholders") as a result of the Reorganization.

     Before setting forth our opinion in this regard, it would be useful to summarize the relevant facts, as we understand them, since our conclusions are, in large measure, based upon such facts.


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[LETTERHEAD]


Kevin De Vito, President
Harrier, Inc.
July 30, 1998
Page 2


     I.   FACTS

     Harrier is a Delaware corporation, which maintains its principal office in California. Harrier does not presently conduct any active business due to a lack of adequate capital, although Harrier has historically engaged in the discovery, development and sale of selected products and technologies in the health, fitness and medical markets. The business assets of Harrier currently consist primarily of certain furniture and equipment. The outstanding shares of Harrier consist solely of 15,697,923 shares of common stock which are publicly traded in the United States. Harrier has authorized preferred shares in addition to the common stock, but none of the preferred shares has been issued.

     New Capital Investment Fund ("NCIF") is a mutual fund organized in the Cayman Islands. NCIF is managed by two individuals who also serve as directors and officers of Harrier. Harrier is currently indebted to NCIF in the amount of $610,167 (including accrued interest) as of March 31, 1998, pursuant to the terms of a written promissory note issued by Harrier in favor of NCIF.

     Harrier owns 5,000,000 shares of common stock of Glycosyn
Pharmaceuticals, Inc., a Delaware corporation ("Glycosyn"), representing approximately 94 percent of the outstanding common stock of Glycosyn. Glycosyn is actively engaged in the pharmaceuticals business.

     Cope is a Swiss corporation which has outstanding one class of stock. Two individuals, Adrian Knapp and Stephan Isenschmid (the "Majority Cope Shareholders"), together own a majority of the Cope shares. Cope is engaged in the business of providing data storage and information management consulting services and solutions. The principal office of Cope is located in Switzerland.

     The management of Cope has determined that it would be in the best interests of Cope to become a publicly traded company in the United States. For this reason, Cope and the Majority Cope Shareholders have entered into a Securities Purchase Agreement



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[LETTERHEAD]


Kevin De Vito, President
Harrier, Inc.
July 30, 1998
Page 3



and Plan of Reorganization (the "Plan"), dated of October 30, 1997, amended and restated as of July 24, 1998, with Harrier in order to carry out the Reorganization. The management of Harrier has determined that it would be in the best interests of Harrier to enter into the Plan, since Harrier is currently unable to actively conduct its historical business due to a lack of sales and a lack of adequate capital.

     In order to enter into the Reorganization, Cope has required Harrier to reduce sufficiently its ownership of stock of Glycosyn, so that the results of operations of Glycosyn will not have to be consolidated with those of Harrier for financial reporting purposes.

     Pursuant to the Plan, the following steps will be carried out (subject to the approval of the Harrier Shareholders and the shareholders of Cope):

            (a) Harrier will sell 2,850,000 shares of stock of Glycosyn to NCIF in exchange for the cancellation of the indebtedness presently owing by Harrier to NCIF. As a result, Harrier will own approximately 40 percent of the outstanding Glycosyn shares.

            (b) Harrier will sell all of its business assets (consisting principally of furniture and equipment) to Glycosyn in exchange for the assumption by Glycosyn of all liabilities of Harrier (other than the indebtedness owing by Harrier to NCIF). As a result, the only asset of Harrier will be stock of Glycosyn.

            (c) Harrier will amend its articles of incorporation in order to change its name to "Cope, Inc." and to effect a one for 58 reverse stock split. No fractional shares will be redeemed in connection with the reverse stock split.

            (d) The shareholders of Cope will transfer all of the shares of stock of Cope to Harrier in exchange for an aggregate of 2,862,000 post-reverse split shares of Harrier. These Harrier shares will be distributed PRO




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[LETTERHEAD]


Kevin De Vito, President
Harrier, Inc.
July 30, 1998
Page 4



     RATA among the shareholders of Cope in accordance with the number of Cope shares held by each. As a result, Cope will become a wholly-owned subsidiary of Harrier.

            (e) Certain designated individuals, including one director and officer of Harrier, will be elected to the board of directors of Harrier immediately after the exchange of stock with the Cope shareholders.

            (f) Harrier will relocate its principal office from California to Switzerland and, through its wholly-owned subsidiary, Cope, Harrier will continue to operate the historical business of Cope.


     II.  REPRESENTATIONS

     In order to enable us to render the opinions contained herein, you have made the following representations to us:

     1. The indebtedness of Harrier to NCIF is BONA FIDE indebtedness that was incurred by Harrier for BONA FIDE business reasons.

     2. It is your reasonable belief that the fair market value of the 2,850,000 shares of stock of Glycosyn to be sold by Harrier to NCIF pursuant to the Plan is approximately equal to $610,167. No other consideration will be paid by NCIF to Harrier in exchange for such Glycosyn shares.

     3. It is your reasonable belief that the fair market value of the business assets to be sold by Harrier to Glycosyn pursuant to the Plan is approximately equal to the amount of liabilities of Harrier to be assumed by Glycosyn. No other consideration will be paid by Glycosyn to Harrier in exchange for such assets.

     4. Harrier is not currently indebted to Cope or to any shareholder of Cope.

     5. None of the Harrier Shareholders is a shareholder or creditor of Cope.

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[LETTERHEAD]


Kevin De Vito, President
Harrier, Inc.
July 30, 1998
Page 5



     6. It is your reasonable belief that the fair market value of the Harrier shares issued to the Cope shareholders in the Reorganization will be approximately equal to the fair market value of the shares of Cope surrendered by the Cope shareholders in the exchange.

     7. Neither Harrier nor any of its shareholders or affiliates will transfer any consideration to Cope or to the Cope shareholders in connection with the Reorganization other than common stock of Harrier.

     8. In connection with the Reorganization, Harrier will not assume any liabilities of Cope or of any shareholders of Cope.

     9. In connection with the Reorganization, Cope will not assume any liabilities of Harrier or of any shareholders of Harrier.

     10. There is no present plan or intention on the part of the Harrier Shareholders who own 5 percent or more of the Harrier common stock and, to the best knowledge of the management of Harrier, there is no present plan or intention on the part of the other Harrier Shareholders, to sell, exchange or otherwise dispose of any of the shares of Harrier Stock to be received by them in the reverse stock split.

     11. There is no present plan or intention on the part of the Majority Cope Shareholders and, to the best knowledge of the management of Harrier, there is no present plan or intention on the part of the other Cope shareholders, to sell, exchange or otherwise dispose of any of the shares of Harrier stock to be received by them in the Reorganization.

     12. Harrier has no current plan or intention to redeem or otherwise reacquire any of the stock to be issued by Harrier in connection with the Reorganization.

     13. No part of the post-reverse split shares of Harrier to be distributed by Harrier in connection with the Reorganization is being received by a Harrier Shareholder as a creditor,

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[LETTERHEAD]


Kevin De Vito, President
Harrier, Inc.
July 30, 1998
Page 6



employee, or in any capacity other than that of a shareholder of Harrier.

     14. After the Reorganization, Harrier, through its wholly-owned subsidiary, will continue to operate the historical business of Cope, utilizing a significant portion of the business assets of Cope.

     15. Each of Harrier, Cope and Glycosyn will pay its own expenses in connection with the Reorganization.

     16. Harrier is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).(1)

     17.  The Reorganization will be carried out in accordance with the Plan.

     18. Each of the representations set forth herein true and correct in all material respects as of the completion of the Reorganization.

     III.  OPINIONS

     Based upon the foregoing, and subject to the limitations set forth below, our opinions with respect to the Federal income tax consequences of the Reorganization to the Harrier Shareholders are as follows:

            (a) The Reorganization will constitute a reorganization for Federal income tax purposes within the meaning of Sections 368(a)(1)(E) and 368(a)(1)(B).

            (b) A Harrier Shareholder who receives solely post-reverse spit Harrier common stock in exchange for his pre-reverse spit Harrier common stock will not

----------------------
     (1) Unless otherwise indicated, all statutory section references are to the Internal Revenue Code of 1986, as amended.



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[LETTERHEAD]


Kevin De Vito, President
Harrier, Inc.
July 30, 1998
Page 6


     recognize any gain or loss for Federal income tax purposes as a result of such exchange, pursuant to Section 354(a).

            (c) The Harrier Shareholders will not recognize any gain or loss for Federal income tax purposes as a result of the issuance of Harrier stock to the shareholders of Cope in connection with the Reorganization. See Section 354(a).

            (d) The basis, for Federal income tax purposes, of each Harrier Shareholder in the post-reverse spit Harrier common stock he receives in connection with the Reorganization will be equal to his basis in the pre-reverse split Harrier common stock that he surrenders in connection with the Reorganization, pursuant to Section 358(a)(1).

            (e) The holding period, for Federal income tax purposes, of each Harrier Shareholder in the post-reverse spit Harrier common stock he receives in connection with the Reorganization will include the period during which he held as a capital asset the pre-reverse split Harrier common stock which he surrenders in connection with the Reorganization, pursuant to Section 1223(1).

            (f) Harrier will recognize no gain or loss as a result of the exchange of post-split Harrier common stock for pre-split Harrier common stock pursuant to Section 1032(a) and Section 354(a)(1). However, gain or loss will be recognized by Harrier as a result of the sale of the Glycosyn shares to NCIF and as a result of the sale of the Harrier business assets to Glycosyn.

            (g) The basis of Harrier in the shares of Cope it receives in the Reorganization will be the same as the basis of the transferor Cope shareholders in such shares pursuant to Section 362(b).


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[LETTERHEAD]


Kevin De Vito, President
Harrier, Inc.
July 30, 1998
Page 6



            (h) As a result of the Reorganization, the availability of the net operating carryforwards (the "N.O.L.") of Harrier will be limited as a result of the change of ownership of Harrier pursuant to Section 382. The limitation on the use of the N.O.L. after a change of ownership of a corporation is mathematically complex. Essentially, the amount of the N.O.L. that Harrier will be able to use each year after the Reorganization will be limited to: (i) the fair market value of Harrier at the time of the Reorganization, multiplied by (ii) a percentage amount which is based upon a formula which varies from month to month as a result of changes in the interest rates paid by the Federal government (the "Applicable Federal Rate"). Since we do not know at this time what the fair market value of Harrier will be at the time of the Reorganization and we do not know at this time what the Applicable Federal Rate will be at that time, we are unable to provide an exact computation of the effect of the limitation on the Harrier N.O.L. pursuant to Section 382.

     The opinions expressed in this letter are based on the facts and the representations set forth herein and are conditioned upon the truth and accuracy of such facts and representations. Our opinions are further conditioned on the assumption that there are no changes in the applicable law, including, without limitation, statutory, regulatory or decisional law, prior to the completion of the Reorganization.

     We neither intend to express, nor express, any opinion as to the legality, validity or enforceability of the Plan, or the nature or effect of any rights or remedies purported to be created thereunder, or as a result of, or in connection with, the Reorganization, other than with respect to the Federal income tax consequences as set forth herein. Our opinions herein are based upon our review of and limited to presently existing Federal income tax laws. We have undertaken no factual investigation of the information contained in the facts or representations contained herein and we undertake no responsibility for the effect of any subsequent facts, developments, or consequences, or


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[LETTERHEAD]


Kevin De Vito, President
Harrier, Inc.
July 30, 1998
Page 6


any subsequent aspect of applicable law, including, without limitation, statutory, regulatory or decisional law.

     We express no opinion as to any tax consequences (whether Federal, state or foreign) of the Reorganization other than those expressly set forth above.
 This opinion letter is intended solely for the benefit of Harrier and the Harrier Shareholders and our opinions, as set forth herein, may not be relied upon by any other person for any purpose.

     We hereby consent to the filing of this opinion letter as an exhibit to, and to the reference to our firm made under the heading "Federal Income Tax Consequences" in, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the proposed Reorganization. This opinion letter may not be used for any other purpose without our express written permission.



                              Sincerely,


                              /S/ Daniel L. Raiskin
                              for Raiskin & Revitz